Exhibit 14

Monarch Community Bancorp, Inc. /Monarch Community Bank

Code of Conduct

   I. INTRODUCTION

          This Code of Conduct (the “Code”) of Monarch Community Bancorp, Inc. (the “Company”), Monarch Community Bank (the “Bank”) and any subsidiary of either the Company or the Bank (collectively, the “Corporation”) contains standards for the transaction of business consistent with applicable laws and regulations and standards of honesty, ethics, and integrity. Each director, officer, employee, and agent of the Corporation (collectively, “Covered Persons” and each a “Covered Person”) must follow the standards set forth in the Code.

          Covered Persons must act professionally and appropriately and avoid conflicts of interest through informed judgment and careful regard for the standards of conduct and responsibilities set forth in the Code. In all situations, Covered Persons must exercise good judgment in discharging their responsibilities.

          Covered Persons must report any known or suspected violation of the Code. Compliance with the Code is the responsibility of each Covered Person.

   II. SAFEGUARDING CONFIDENTIAL INFORMATION

          Safeguarding of confidential information of the Corporation, its current and prospective customers, and shareholders is vital to the Corporation’s business. Consistent with the Gramm- Leach-Bliley Act of 1999, the Corporation has adopted and maintains administrative, technical and physical safeguards for confidential information of its customers. For more information about these safeguards, ask Privacy Officer Andrew J. Van Doren.

          Covered Persons play a vital role in protecting the confidential information of the Corporation’s customers. Covered Persons should discuss with his or her supervisor or the Privacy Officer the specific security responsibilities that apply to their job or other responsibilities.

          Covered Persons must protect nonpublic personal information about the Corporation’s customers and must not disclose such information to the Corporation’s affiliates and nonaffiliated third parties, except as required or permitted by applicable laws and regulations. In addition, Covered Persons must not discuss confidential information of the Corporation’s customers with anyone inside the Corporation who does not have a business need for the information or with anyone outside the Corporation, such as a family member or friend. A Covered Person’s obligation to safeguard confidential information continues to apply after his or her employment or other service with the Corporation has ended.

          Covered Persons must also safeguard the Corporation’s proprietary information, including, without limitation, trademarks, patents, trade secrets, copyrights, customer lists, customer information, reports, studies, records, data, computer software, and other non-public information about the Corporation and its business, relationships, customers, and prospective customers. Proprietary information is entrusted to Covered Persons as representatives of the Corporation. Covered Persons may not use proprietary information other than in connection with Corporation business. All proprietary information of the Corporation is the Corporation’s property and Covered Persons may not use or disclose such information to any third party absent express written authorization from the Corporation. A Covered Person’s obligation to safeguard proprietary information continues to apply after his or her employment or other service with the Corporation has ended.

          Employees must also comply with all confidentiality and other relevant sections of the Employee Handbook.

   III. ENSURING INTEGRITY OF RECORDS

          Covered Persons must ensure that all records created or maintained in the ordinary course of business are accurate, complete, and maintained with reliability and integrity. This includes all accounting and audit records, loan documents, transaction records, time records, phone records, electronic records, and all other records that are generated and maintained in the ordinary course of business. All documents requiring notarization must be in full compliance with notary requirements. All records must accurately reflect transactions in a timely manner. Errors must be corrected promptly. Covered Persons must not falsify or otherwise cause records to be inaccurate.

   IV. INTERNAL CONTROL OVER ASSETS

          Covered Persons must comply with all Corporation policies and procedures established for the safeguarding of Corporation assets and proper reporting and disclosure of financial information. At a minimum, Covered Persons must adhere to the following standards:

A.	No undisclosed or unrecorded asset is to be established for any purpose;

B.	No false entry is to be made in the books of the Corporation for any reason, and no entry is to be used for any purpose other than the purpose described in the supporting documents;

C.	No payment is to be approved or made with the intention that any part of it is to be used for any purpose other than the purpose described in the supporting documents; and

D.

Any Covered Person who knows of any unrecorded assets of the Corporation or any prohibited act described in this Section IV must promptly report it to the Chief Executive Officer or Chief Financial Officer.

   V. CANDOR IN DEALING WITH AUDITORS, REGULATORS, AND LEGAL COUNSEL

          Covered Persons must respond completely, honestly, and candidly in communications with the Corporation’s auditors, regulators, and legal counsel. Incomplete or false communications with the Corporation’s auditors, regulators, or legal counsel are strictly prohibited.

   VI. ANTI-BRIBERY

          Covered Persons must observe standard loan procedures in all transactions, including loan committee review.

          No Covered Person may solicit for himself or herself or for a third party other than the Corporation itself, anything of value from anyone in return for any business, service, or confidential information of the Corporation.

          No Covered Person may accept anything of value (other than bona fide salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual course of business of the Corporation) from anyone in connection with the business of the Corporation either before or after a transaction is discussed or consummated. Any Covered Person who is offered or receives something of value from anyone beyond what is authorized in these guidelines must disclose this fact in writing to the Donald L. Denney, President and CEO, Andrew J. Van Doren, Vice President and General Counsel, or Stephen Ross, Chairman of the Board.

          Exceptions to the above:

          Covered Persons may accept small gifts or other items of value from customers, vendors, or those attempting to become vendors of the Corporation as long as they are properly disclosed and the dollar value is considered nominal. Gifts valued up to $50 may be accepted without prior approval. Gifts to Directors and to officers who are Vice President (“Officers”) and above estimated to be of a value between $50 and $200 may be accepted with disclosure to the Chief Executive Officer. Gifts to Directors and to Officers (as defined above) exceeding $200 must receive the approval of the Chairman of the Board or the Board of Directors before acceptance. Gifts to employees who are not Officers (as defined above) exceeding $50 must receive the approval of the Chief Executive Officer or the Chief Operating Officer before acceptance.

          Following are examples of the types of gifts Covered Persons may accept from individuals or companies doing or seeking to do business with the Corporation:

•	Meals, gratuities, amenities, or favors based on obvious family or personal relationships

•	Meals, refreshments, travel arrangements, accommodations, or entertainment of reasonable value in the course of a meeting or other bona fide business occasion

•

Loans from other financial institutions when made on customary terms for the purpose of financing usual and proper activities (Insiders must refer to the bank’s insider policy for additional guidance and regulatory requirements concerning loans from correspondent banks.)

•	Advertising or promotional material of reasonable value (pens, note pads, calendars, etc.)

•	Discounts or rebates on merchandise or services that are available to other similar customers

•	Gifts of reasonable value related to commonly recognized events or occasions such as a promotion, wedding, retirement, holiday, or other special occasion

•	Civic, charitable, education, or religious organizational awards for recognition of service and accomplishment

•	Other benefits or items of value, when approved in writing on a case-by-case basis.

The Compliance Officer will keep all Policy Disclosure Forms from Covered Persons.

          The observance of these standards is mandatory for all Covered Persons. Observance also is for a Covered Person’s personal benefit, because federal bank bribery law provides that a person convicted of improperly receiving something with a value of over $1000 can be fined up to 3 times the item’s value and imprisoned for 30 years; if the value is less than $1000 the penalty can be a fine and/or a year in prison.

   VII. CONFLICTS OF INTEREST

A. In General. Except for wages, salary, or other direct or indirect compensation paid in the normal course of the Corporation’s business, no Covered Person may directly or indirectly benefit personally from his or her position or connection as a director, officer, employee, or agent of the Corporation or from any other activity of the Corporation. For example:

1. No Covered Person may have any interest, direct or indirect, in any organization which is seeking or doing business with the Corporation or which is the competitor of the Corporation except:

a. When such interest comprises securities in a widely held corporation which are traded regularly in recognized security markets and such interest is not in excess of 1% of any class of securities of such a corporation, or

b. When such interest has been fully disclosed in writing to senior management of the Corporation for a determination as to the substantiality of such interest and the propriety of retaining it.

2. No Covered Person may serve as an officer, director, employer, or consultant of another company or organization which:

a. Is a competitor of the Corporation;

b. Is seeking or doing business with the Corporation;

c. Is in substantial default to the Corporation on any loan, contract or other obligation;

d. Is involved in a substantial dispute or litigation with the Corporation; or

e. Otherwise presents a conflict of interest, except with the knowledge and written consent of senior management of the Corporation. If a Covered Person receives written consent to so serve, and at any time learns of a conflict of interest or potential conflict of interest arising from this position, (s)he must immediately disclose this fact to senior management of the Corporation.

3. No Covered Person, without written authorization of senior management of the Corporation, shall use or reveal any confidential information received in a Corporation capacity except as is authorized by applicable law or regulation or use or permit others to use Corporation property or services for personal purposes.

4. Every Covered Person has an obligation immediately to report in writing to senior management of the Corporation any potential conflict of interest which may arise at any time for any reason, with respect to his/her association with the Corporation.

B. Employees. Employees must also comply with all outside employment and other relevant sections of the Employee Handbook.

C. Principal Shareholders. Principal shareholders are shareholders who, directly or indirectly own, control or have power to vote more than 10% of any class of the Corporation’s voting securities. At the point at which a shareholder becomes a principal shareholder, senior management must advise the principal shareholder of the need for full disclosure of their direct or indirect involvement in any loan or other transaction with the Corporation. This includes a statement that the FDIC urges disclosure of any involvement in any project or business activity that could pose a conflict of interest with the Corporation.

D. Political and Civic Activities. The Corporation encourages employees to participate in activities outside of the Bank, including charitable or political activities. However, federal law prohibits the Bank from making political contributions. To ensure the Bank’s separation from any political contributions, employees are prohibited, while on Bank property or while on duty, from soliciting other employees for political contributions on behalf of candidates for public office, political action committees, or political parties. Management may disseminate to employees materials from banking related political action committees, however, directors, officers and employees may not coerce other employees into contributions to such political action committees. However, the Federal Election Commission does permit the use of Corporation funds and assets for limited political purposes, such as:

1. Establishing political action committees to solicit contributions to separate political funds to be utilized for political purposes;

2. Communicating direct political messages to shareholders; or

3. Implementing non-partisan voter registration campaigns.

While the Bancorp/Bank may support certain charitable organizations, directors, officers and employees may not coerce other employees into contributions to such organizations.

E. Investment in Corporation Stock. Covered Persons that elect to purchase and hold stock of the Corporation are encouraged to do so as a long-term investment. Speculation or trading in the Stock of the Corporation based on inside information is strictly prohibited. “Inside information” means material, non-public information about the Corporation that a reasonably prudent person would consider important in making an investment decision. Covered Persons who are subject to the Corporation’s Insider Trading Policy shall also comply with that Policy.

F. Fiduciary Appointment. Covered Persons must obtain the Chief Executive Officer’s approval before accepting any appointment to act as a fiduciary or co fiduciary (personal representative, conservator, guardian, or trustee) for a customer of the Corporation, unless the customer is a member of the Covered Person’s Immediate Family. “Immediate Family” means parents, spouses, children, or siblings.

G. Beneficiary or Legacy under a Will or Trust. Covered Persons must report to the Compliance Officer any gift of a beneficial interest or legacy under wills or trusts of customers of the Corporation, unless the customer is a member of the Covered Person’s Immediate Family.

H. Prohibited Lending Practices. Covered Persons are not permitted to approve credit to members of their Immediate Family or to customers in which the Covered Person or a member of the Covered Person’s Immediate Family is a director, officer, member, manager, or partner or has a controlling interest. All such credit applications must be approved in accordance with the Bank’s Loan Policies.

I. Board Consideration of Potential Conflicts. The Board of Directors of the Company or the Bank or the Bank’s Director Loan Committee, as appropriate, will specifically consider any proposed loan or other transaction into which the Corporation is asked to enter, which presents a potential conflict of interest. The Board will note its deliberations and its decision in the minutes of the meeting at which such loan or transaction is considered.

   VIII. ANTITRUST COMPLIANCE

         Covered Persons are prohibited from entering into arrangements or relationships with competitors of the Corporation for the purpose of or that have the effect of setting or controlling prices, rates, trade practices, marketing policies, or disclosing future plans or business strategies of the Corporation that have not been disclosed generally to the public.

   IX. TIE-IN ARRANGEMENTS

             The Corporation shall not and Covered Persons shall not cause the Corporation in any manner to extend credit, lease or sell property of any kind, or furnish any service, or fix or vary the consideration for any of the foregoing, on the condition or requirement that:

A. The customer obtain some additional credit, property, or service from the Corporation or its affiliates, other than a loan, discount, deposit, or trust service;

B. The customer provide some additional credit, property, or service to the Company or its affiliates, other than those related to and usually provided in connection with a loan, discount, deposit, or trust service; or

C. The customer shall not obtain some other credit, property, or service from a competitor of the Corporation or its affiliates, other than a condition or requirement that the Corporation shall reasonably impose in a credit transaction to assure the soundness of the credit.

   X. SOCIAL SECURITY NUMBER PRIVACY

          The Corporation treats the social security numbers that it obtains as confidential and otherwise complies with the Social Security Number Privacy Act. The Corporation prohibits the unauthorized or unlawful use or disclosure of social security numbers. Covered Persons are required to take steps to maintain the confidentiality of any customer, employee or other social security numbers. Covered Persons may not:

• publicly display social security numbers; or

• use or transmit more than four sequential digits of a social security number over the Internet or computer system or network unless the connection is secure or the transmission is encrypted; or

• include more than four sequential digits of a social security number in or on any document mailed or otherwise sent to an individual if the numbers are visible on the envelope or packaging.

          Covered Persons also may not include more than four sequential digits of a social security number in any document mailed to a person unless authorized or required by law or unless it is for an administrative purpose, in the ordinary course of business, to do any of the following:

• Verify an individual’s identity, identify an individual, or do another similar administrative purpose related to an existing or proposed account, transaction, product, service, or employment;

• Investigate an individual’s claim, credit, criminal, or driving history;

• Detect, prevent, or deter identity theft or another crime;

• Lawfully pursue or enforce a person’s legal rights, including, but not limited to, an audit, collection, investigation, or transfer of a tax, employee benefit, debt, claim, receivable, or account or an interest in a receivable or account; or

• Provide or administer employee or health insurance or membership benefits, claims, or retirement programs or to administer the ownership of shares of stock or other investments. Records and information containing social security numbers are accessible only to authorized individuals who have a valid, demonstrable need to obtain such records or information.

          All records containing Social Security numbers shall be kept in accordance with the Corporation’s Information Security Program.

          Covered persons should immediately report any suspected unauthorized disclosures of social security numbers to Security Officer David McKinley or Compliance Officer Andrew J. Van Doren. The Corporation will immediately investigate any suspected security breaches or violations. Where appropriate, the Corporation will notify law enforcement officials. The Corporation will take appropriate action against any Covered Person who violates this policy, up to and including suspending or terminating employment or other service with the Corporation. To minimize the damage, Covered Persons are required to immediately report any actions by them which may have resulted in an actual or suspected security breach or unauthorized or improper disclosure of social security numbers. The Corporation will take into consideration whether Covered Persons promptly self-reported their own actions.

          Covered Persons should direct any questions or issues about the application or enforcement of these security measures to the Security Officer or Compliance Officer.

   XI. POLICY PROHIBITING HARASSMENT

          The Corporation prohibits unlawful harassment on the basis of legally protected status (such as harassment based on national origin, race, color, disability, sex, age, familial status, height, weight, marital status, religion veteran status) regardless of whether it is committed by Covered Persons, customers, visitors or others. Sexual harassment is any unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct or communication of a sexual nature when:

a. submission to such conduct or communication is made either explicitly or implicitly a condition of employment; or

b. submission to or rejection of such conduct or communication is used as the basis for decisions affecting employment; or

c. such conduct or communication has the purpose or effect of unreasonably interfering with another’s work performance or has the purpose or effect of creating an intimidating, hostile or offensive work environment.

          Examples of sexual harassment include, but are not limited to: threatening adverse action if sexual favors are not granted, promising preferential treatment in return for sexual favors, unwelcome sexual advances, unnecessary physical contact, offensive remarks, including unwelcome comments about appearance, obscene jokes or other inappropriate use of sexually explicit or offensive language, and the display of sexually suggestive objects or pictures. Other forms of illegal harassment are any verbal or physical conduct or communication that shows hostility or aversion toward another because of his/her race, disability, religion, national origin, age, veteran status or other legally protected status when such conduct or communication has the purpose or effect of:

a.	unreasonably interfering with or adversely affecting another’s work performance; or

b.	creating an intimidating, hostile or offensive work environment.

         Examples of such harassment include, but are not limited to: epithets, slurs, negative stereotyping or threatening, intimidating, or hostile acts that relate to race, age, religion, national origin, disability, veteran status, etc., and written material that is posted or displayed at work that shows hostility or aversion toward another because of race, age, religion, national origin, disability, veteran status, etc.

          Any Corporation Employee who believes that he or she has been a victim of or witness to harassment should follow the procedures contained in the Employee Handbook. Any other individual who believes he or she has been the victim of or witness to harassment should immediately notify the Chief Executive Officer Denney or General Counsel Van Doren. The Corporation will investigate all reports of harassment promptly and take appropriate corrective action, as warranted.

          Any Covered Person who is determined to have engaged in harassment in violation of this policy will be subject to appropriate action. For employees, this may include suspension or termination of employment. For others, it may include termination of their service to or relationship with the Corporation.

          Retaliation in any form against an individual who makes a report or who cooperates in an investigation of alleged harassment under this policy is also prohibited. Any Covered Person who is determined to have retaliated against another will be subject to appropriate action. For employees, this may include suspension or termination of employment. For others, it may include termination of their service to or relationship with the Corporation.

   XII. OBSERVING APPLICABLE LAWS

          The Corporation places a high priority on compliance with all applicable laws and regulations. Covered Persons who knowingly violate applicable laws or regulations or the Corporation’s policies and procedures regarding compliance with laws and regulations shall be subject to disciplinary action, including termination.

   XIII. ADMINISTRATION OF THE CODE

          The Boards of Directors of the Company and the Bank have adopted the Code and delegated to their respective Chief Executive Officers the responsibility for its administration throughout their respective institutions. Each Covered Person is responsible for knowing, understanding, and complying with the Code at all times. All Covered Persons are provided with a copy of the Code at the time of their hiring or orientation and shall sign and deliver to the Bank’s Human Resources manager, an acknowledgement of receipt in form provided in the Code both at the time of their hire or orientation and after any material changes to the Code are announced by the Corporation. Newly appointed officers of the Corporation are required to submit a statement of personal interest as evidence of their compliance with the Code. Directors and Executive Officers are required to submit an annual statement of personal interest, as required under the Bank’s Extension of Credit to Insider’s Policy. Each director, officer and employee will receive his or her own copy of this policy annually and will sign a written acknowledgement of its receipt and an agreement to comply with the policy. All auditors and attorneys engaged by the Corporation shall receive a copy of this policy, and such auditor or attorney’s engagement by the Corporation shall be subject to the requirements of this policy. Supervising officers are expected to make reasonable efforts to ensure that Covered Persons whom they supervise comply with the Code.

   XIV. MONITORING COMPLIANCE WITH THE CODE

          The Corporation’s Audit Committee shall monitor compliance with the Code with an effective audit program designed to identify operational weaknesses and to ensure corrective action and compliance with applicable laws, regulations, the Code, and internal policies.

   XV. REPORTING VIOLATIONS OF THE CODE OR OTHER QUESTIONABLE ACTIVITY

          Covered Persons are obligated to report violations of the Code and other questionable activity in accordance with the Corporation’s Complaint Procedure, which is attached as Addendum I. The Corporation will not permit retaliation of any kind against Covered Persons making good faith reports of violations of the Code.

   XVI. PENALTIES FOR VIOLATIONS OF THE CODE

          Covered Persons who are found to have violated the Code will be subject to disciplinary action and penalties, including possible termination of an employment or other relationship or service with the Corporation.

   XVII. TRAINING

          The Corporation shall provide Covered Persons with initial and periodic training on complying with the Code.

   XVIII. UPDATING THE CODE

          The Corporation shall review the Code annually and update the Code from time to time to account for new business activities, changes in business conditions or as changes in applicable laws and regulations may dictate. The Corporation reserves the right to modify or amend the Code at any time without prior notice.

Employee Acknowledgement

I have received and read the Monarch Community Bank Code of Conduct Policy.

I understand its contents and that I must abide by the policies stated there.

(Employee Signature)	(Date)

(Print Name)